Exhibit 4.6

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Unless otherwise indicated or unless the context requires otherwise, all references in this document to “Banc of California,” “the Company,” “we,” “our” or similar references mean Banc of California, Inc. and not its subsidiaries.
The following summary description is based on the provisions of our charter and bylaws. This description is not complete and is subject to, and is qualified in its entirety by reference to, our charter and bylaws (each of which are filed as exhibits to this and/or future annual reports) and applicable Maryland law.
General
Our charter provides that the authorized capital stock of the Company consists of:

•	450,000,000 shares of common stock, par value $.01 per share; and

•	50,000,000 shares of preferred stock, par value $.01 per share.

Our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.
As of December 31, 2019, Banc of California had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934: (i) our common stock; (ii) our depositary shares (the “Series D Depositary Shares”) each representing a 1/40th interest in a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”); and (iii) our depositary shares (the “Series E Depositary Shares” and, together with the Series D Depositary Shares, the “Depositary Shares”) each representing a 1/40th interest in a share of 7.00% Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock” and, together with the Series D Preferred Stock, the “Preferred Stock”).
As of December 31, 2019, there were 51,997,061 shares and 50,413,681 shares of voting common stock (the “Voting Common Stock”) issued and outstanding, respectively, and 477,321 shares of Class B non-voting common stock issued and outstanding (the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “common stock”). As of December 31, 2019, the Company had 3,865,160 Series D Depositary Shares, representing 96,629 shares of Series D Preferred Stock, issued and outstanding and 4,019,080 Series E Depositary Shares, representing 100,477 shares of Series E Preferred Stock, issued and outstanding.
Our voting common stock, par value $0.01 per share, is listed on the New York Stock Exchange (“NYSE”) under the symbol “BANC”; the Series D Depositary Shares are listed on the NYSE under the symbol “BANC.PRD”; and the Series E Depositary Shares are listed on the NYSE under the symbol “BANC.PRE.”
DESCRIPTION OF COMMON STOCK
Except as described below under “—Anti-takeover Effects—Voting Limitation,” each holder of Voting Common Stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. Holders of Non-Voting Common Stock are not entitled to vote except as required by law. The terms of the Non-Voting Common Stock are otherwise identical to the terms of the Voting Common Stock.

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Of the 450,000,000 shares of common stock currently authorized under our charter, our board of directors has classified 3,136,156 as Non-Voting Common Stock.
Subject to preferences to which holders of the Preferred Stock and any other shares of preferred or other stock then outstanding may be entitled, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Preferred Stock and any other series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights under our charter or Maryland law except as we may agree to provide to them. There are no redemption or sinking fund provisions that apply to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Preferred Stock and the shares of any series of preferred or other stock that we may designate in the future.
DESCRIPTION OF DEPOSITARY SHARES
Our Depositary Shares represent proportional fractional interests in shares of the applicable series of Preferred Stock, and are evidenced by depositary receipts. Each Depositary Share represents a 1/40th interest in a share of the applicable series of Preferred Stock. We deposited the underlying shares of the Preferred Stock with a depositary pursuant to deposit agreements among us, Computershare Inc. and Computershare Trust Company, N.A., collectively acting as depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares. Subject to the terms of the applicable deposit agreement, each holder of a Depositary Share is entitled, through the depositary, in proportion to the fraction of a share of the applicable series of Preferred Stock represented by such Depositary Share, to all the rights and preferences of such series of Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
Dividends and Other Distributions
Each dividend payable on a Depositary Share is in an amount equal to 1/40th of the dividend declared and payable on a share of the applicable series of Preferred Stock.
The depositary distributes any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of Depositary Shares relating to the underlying Preferred Stock in proportion to the number of Depositary Shares held by the holders.
Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the applicable series of Preferred Stock.
Redemption of Depositary Shares
If we redeem shares of a series of Preferred Stock represented by Depositary Shares, the Depositary Shares corresponding to such series of Preferred Stock will be redeemed from the proceeds received by the depositary resulting from the redemption of such shares of such series of Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to 1/40th of the redemption price per share payable with respect to the applicable series of Preferred Stock (or $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the applicable redemption date.
Whenever we redeem shares of a series of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the shares of Preferred Stock of such series so redeemed. If fewer than all of the outstanding Depositary Shares of a series of Preferred Stock are redeemed, the depositary will select the Depositary Shares of such series to be redeemed pro rata or by lot. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related Depositary Shares.
Voting the Preferred Stock
Because each Depositary Share represents a 1/40th interest in a share of a series of Preferred Stock, holders of depositary receipts are entitled to 1/40th of a vote per Depositary Share under those limited circumstances in which holders of the applicable series of Preferred Stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of a series of Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of the applicable Depositary Shares on the record date, which will be the same date as the record date for the corresponding series of Preferred Stock, may instruct the depositary to vote the amount of the applicable series of Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the amount of the applicable series of Preferred Stock represented by Depositary Shares of such series in accordance with the instructions it receives.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts of a given series will not be effective against the holders of such depositary receipts unless the amendment has been approved by the holders of depositary receipts of such series representing at least a majority of the Depositary Shares of such series then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended.
The applicable deposit agreement may be terminated by us or the depositary if (i) all outstanding Depositary Shares of the applicable series of Preferred Stock have been redeemed, (ii) there shall have been made a final distribution in respect of the Preferred Stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts in accordance with the deposit agreement, or (iii) upon the consent of holders of depositary receipts of the applicable series representing in the aggregate not less than a majority of the Depositary Shares outstanding. In addition, either we or the depositary may terminate the applicable deposit agreement at any time upon a material breach of the deposit agreement by the other that is not timely cured.
Depositary, Transfer Agent and Registrar
Computershare Inc. and Computershare Trust Company, N.A. is the depositary, and Computershare Trust Company, N.A. is the transfer agent and registrar, for the Depositary Shares of each series of Preferred Stock.
DESCRIPTION OF PREFERRED STOCK
Series D Preferred Stock
General. The Series D Preferred Stock is a single series of our authorized preferred stock. The Series D Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Banc of California. The Series D Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of the Company to redeem or repurchase the Series D Preferred Stock.

Ranking. Shares of the Series D Preferred Stock rank:

•	senior to our junior stock;

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equally with each other series of parity stock, including our Series E Preferred Stock and any other class or series of stock we may issue in the future that, by its terms, ranks equally to the Series D Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company; and

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junior to any class or series of stock we may issue in the future that ranks senior to the Series D Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, and to all of our existing and future debt obligations.

The term “junior stock” means our common stock and any other class or series of stock of Banc of California over which the Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.
The term “parity stock” means any other class or series of stock of Banc of California that ranks on parity with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.
Dividends. Dividends on the Series D Preferred Stock are not cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series D Preferred Stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the applicable Dividend Payment Date (as defined below) or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend for any future dividend period with respect to the Series D Preferred Stock or any other class or series of our preferred stock. Holders of Series D Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of our board of directors, out of assets legally available for the payment of dividends under Maryland law, noncumulative cash dividends based on the liquidation preference of the Series D Preferred Stock at a rate equal to 7.375% per annum for each quarterly dividend period from the original issue date of the Series D Preferred Stock to, but excluding, the redemption date of the Series D Preferred Stock, if any.
If declared by our board of directors or a duly authorized committee of our board of directors, we will pay dividends on the Series D Preferred Stock quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”). If any Dividend Payment Date is not a business day, then the dividend payable on such date will be paid on the next business day thereafter without any adjustment to the amount of dividends paid.
A dividend period is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date. Dividends payable on the Series D Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series D Preferred Stock will cease to accrue on the redemption date, if any, as described under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Series D Preferred Stock called for redemption.
Notwithstanding the foregoing, dividends on the Series D Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Company to fail to comply with the laws and regulations applicable thereto, including applicable capital adequacy guidelines.
So long as any share of Series D Preferred Stock remains outstanding, (1) no dividend may be declared or paid or set aside for payment and no distribution may be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan); (2) no shares of junior stock may be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than

(i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor may any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and (3) no shares of parity stock may be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.
When dividends are not paid in full upon the shares of the Series D Preferred Stock and any parity stock, all dividends declared upon shares of the Series D Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends on the Series D Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other for the then-current dividend period on the Series D Preferred Stock.
Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of our board of directors, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series D Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series D Preferred Stock will not be entitled to participate in any such dividend.
Redemption—Optional Redemption. The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series D Preferred Stock at our option, in whole or in part, from time to time, on any Dividend Payment Date on or after June 15, 2020, at a redemption price equal to $1,000 per share (equivalent to $25.00 per related Series D Depositary Share), plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series D Preferred Stock called for redemption to but excluding the redemption date. Neither the holders of Series D Preferred Stock nor holders of the related Series D Depositary Shares have the right to require the redemption or repurchase of the Series D Preferred Stock. Redemption of the Series D Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve Board applicable to the redemption of the Series D Preferred Stock.
Redemption—Redemption Following a Regulatory Capital Treatment Event. We may redeem shares of the Series D Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25.00 per related Series D Depositary Share), plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series D Preferred Stock called for redemption to but excluding the redemption date. A regulatory capital treatment event means the good faith determination by Banc of California that, as a result of (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series D Preferred Stock; (2) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock, there is more than an insubstantial risk that Banc of California will not be entitled to treat the full liquidation value of the shares of Series D Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Board Regulation Q (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series D Preferred Stock is outstanding. Redemption of the Series D Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve Board applicable to the redemption of the Series D Preferred Stock.
Liquidation Rights. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series D Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25.00 per related Series D Depositary Share), plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, after satisfaction of liabilities of creditors and subject to the rights of holders of any securities ranking senior to the Series D Preferred Stock, and before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Series D Preferred Stock. Holders of the Series D Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.
In any such distribution, if the assets of Banc of California are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series D Preferred Stock and all holders of parity stock as to such distribution with the Series D Preferred Stock, the amounts paid to the holders of Series D Preferred Stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series D Preferred Stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.
For purposes of this section, the merger or consolidation of Banc of California with any other entity, including a merger or consolidation in which the holders of Series D Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Company for cash, securities or other property, will not constitute a liquidation, dissolution or winding up of the Company.
Voting Rights—General. Except as provided below or as expressly required by applicable law, the holders of the Series D Preferred Stock have no voting rights.
Right to Elect Two Directors upon Nonpayment. Whenever dividends payable on the shares of Series D Preferred Stock have not been paid in an aggregate amount equal to full dividends for six or more quarterly dividend periods, whether or not consecutive (we refer to such occurrence as a “Series D Nonpayment Event”), the authorized number of our directors will automatically be increased by two. The holders of the Series D Preferred Stock will have the right, together with holders of any other series of preferred stock on which similar voting rights have been conferred and are exercisable with respect to the matter (i.e., on which dividends likewise have not been paid) (which we refer to as “Series D Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two directors (which we refer to as “Series D Preferred Stock Directors”) to fill such newly created directorships, but only if the election of any such Series D Preferred Stock Director would not cause us to violate the corporate governance requirements of the NYSE (or any other exchange on which our securities may be listed or traded) that listed or traded companies must have a majority of independent directors. Our board of directors shall at no time include more than two such Series D Preferred Stock Directors, including all directors that the holders of any series of Series D Voting Parity Stock are entitled to elect pursuant to voting rights.
In the event that the holders of Series D Preferred Stock and any Series D Voting Parity Stock shall be entitled to vote for the election of Series D Preferred Stock Directors following a Series D Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Series D Preferred Stock and each series of Series D Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and subsequently at each annual meeting of our stockholders. Any request to call a special meeting for the initial election of Series D Preferred Stock Directors after a Series D

Nonpayment Event must be made by written notice, signed by the requisite holders of Series D Preferred Stock and/or Series D Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our charter or bylaws or by applicable law. If our Corporate Secretary fails to call a special meeting for the election of Series D Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series D Preferred Stock may call such a meeting at our expense solely for the election of Series D Preferred Stock Directors. The Series D Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders if such office shall not have been previously terminated as below provided.
Any Series D Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series D Preferred Stock and Series D Voting Parity Stock representing at least a majority of the combined liquidation preference of the Series D Preferred Stock and each series of Series D Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Series D Preferred Stock Directors, a successor will be elected by the then-remaining Series D Preferred Stock Director or, if no Series D Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series D Preferred Stock and Series D Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Series D Preferred Stock Directors will be entitled to one vote per director on any matter that shall come before our board of directors for a vote.
When dividends have been paid in full on the Series D Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Series D Preferred Stock to elect Series D Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Series D Nonpayment Event), and, if and when any rights of the holders of Series D Preferred Stock and Series D Voting Parity Stock to elect Series D Preferred Stock Directors have terminated, the terms of office of all Series D Preferred Stock Directors will immediately terminate, and the number of directors constituting our board of directors will automatically be reduced accordingly.
Other Voting Rights. So long as any shares of the Series D Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series D Preferred Stock, voting separately as a class, shall be required to:

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amend, alter or repeal the provisions of our charter (including the provisions creating the Series D Preferred Stock), or our bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series D Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

•	increases in the amount of the authorized common stock or, except as provided below, preferred stock;

•	increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Series D Preferred Stock; or

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the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Series D Preferred Stock;

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amend or alter our charter to authorize or increase the authorized amount of or issue shares of any class or series of senior stock, or reclassify any of our authorized capital stock into any such shares of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or

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consummate a binding share exchange, a reclassification involving the Series D Preferred Stock or a merger or consolidation of us with or into another entity; provided, however, that the holders of Series D Preferred Stock will have no right to vote under this provision if in each case:

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the Series D Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and

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the Series D Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series D Preferred Stock, taken as a whole.

Except as described above, each holder of Series D Preferred Stock has one vote per share on any matter on which holders of Series D Preferred Stock are entitled to vote. The holders of Series D Preferred Stock have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in our charter, of the Series D Preferred Stock.
As used in this section, “senior stock” means any class or series of stock of Banc of California ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company. As of December 31, 2019, there is no existing senior stock.
The voting provisions described above will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been set aside by us for the benefit of the holders of the Series D Preferred Stock to effect such redemption.
Preemptive and Conversion Rights. The holders of the Series D Preferred Stock do not have any preemptive or conversion rights.
Series E Preferred Stock
General. The Series E Preferred Stock is a single series of our authorized preferred stock. The Series E Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Banc of California. The Series E Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of Banc of California to redeem or repurchase the Series E Preferred Stock.
Ranking. Shares of the Series E Preferred Stock rank:

•	senior to our junior stock;

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equally with each other series of parity stock, including our Series D Preferred Stock and any other class or series of stock we may issue in the future that, by its terms, ranks equally to the Series E Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company; and

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junior to any class or series of stock we may issue in the future that ranks senior to the Series E Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, and to all of our existing and future debt obligations.

The term “junior stock” means our common stock and any other class or series of stock of Banc of California over which the Series E Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.
The term “parity stock” means any other class or series of stock of Banc of California that ranks on parity with the Series E Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.
Dividends. Dividends on the Series E Preferred Stock are not cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series E Preferred Stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the applicable Dividend Payment Date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend for any future dividend period with respect to the Series E Preferred Stock or any other class or series of our preferred stock. Holders of Series E Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of our board of directors, out of assets legally available for the payment of dividends under Maryland law, noncumulative cash dividends based on the liquidation preference of the Series E Preferred Stock at a rate equal to 7.00% per annum for each quarterly dividend period from the original issue date of the Series E Preferred Stock to, but excluding, the redemption date of the Series E Preferred Stock, if any.
If declared by our board of directors or a duly authorized committee of our board of directors, we will pay dividends on the Series E Preferred Stock quarterly, in arrears, on the Dividend Payment Dates of each year. If any Dividend Payment Date is not a business day, then the dividend payable on such date will be paid on the next business day thereafter without any adjustment to the amount of dividends paid.
A dividend period is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date. Dividends payable on the Series E Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series E Preferred Stock will cease to accrue on the redemption date, if any, as described under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Series E Preferred Stock called for redemption.
Notwithstanding the foregoing, dividends on the Series E Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Company to fail to comply with the laws and regulations applicable thereto, including applicable capital adequacy guidelines.
So long as any share of Series E Preferred Stock remains outstanding, (1) no dividend may be declared or paid or set aside for payment and no distribution may be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan); (2) no shares of junior stock may be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor may any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and (3) no shares of parity stock may be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series E Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the Series E Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.
When dividends are not paid in full upon the shares of the Series E Preferred Stock and any parity stock, all dividends declared upon shares of the Series E Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends on the Series E Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other for the then-current dividend period on the Series E Preferred Stock.
Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of our board of directors, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series E Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series E Preferred Stock will not be entitled to participate in any such dividend.

Redemption—Optional Redemption. The Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series E Preferred Stock at our option, in whole or in part, from time to time, on any Dividend Payment Date on or after March 15, 2021, at a redemption price equal to $1,000 per share (equivalent to $25.00 per related Series E Depositary Share), plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series E Preferred Stock called for redemption to but excluding the redemption date. Neither the holders of Series E Preferred Stock nor holders of the related Series E Depositary Shares have the right to require the redemption or repurchase of the Series E Preferred Stock. Redemption of the Series E Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve Board applicable to the redemption of the Series E Preferred Stock.
Redemption—Redemption Following a Regulatory Capital Treatment Event. We may redeem shares of the Series E Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25.00 per related Series E Depositary Share), plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series E Preferred Stock called for redemption, to but excluding the redemption date. A regulatory capital treatment event means the good faith determination by the Company that, as a result of (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series E Preferred Stock; (2) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series E Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series E Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation value of the shares of Series E Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Board Regulation Q (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series E Preferred Stock is outstanding. Redemption of the Series E Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve Board applicable to the redemption of the Series E Preferred Stock.
Liquidation Rights. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series E Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25.00 per related Series E Depositary Share), plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, after satisfaction of liabilities of creditors and subject to the rights of holders of any securities ranking senior to the Series E Preferred Stock, and before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Series E Preferred Stock. Holders of the Series E Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.
In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series E Preferred Stock and all holders of parity stock as to such distribution with the Series E Preferred Stock, the amounts paid to the holders of Series E Preferred Stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series E Preferred Stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.
For purposes of this section, the merger or consolidation of Banc of California with any other entity, including a merger or consolidation in which the holders of Series E Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Company for cash, securities or other property, will not constitute a liquidation, dissolution or winding up of the Company.

Voting Rights—General. Except as provided below or as expressly required by applicable law, the holders of the Series E Preferred Stock have no voting rights.
Right to Elect Two Directors upon Nonpayment. Whenever dividends payable on the shares of Series E Preferred Stock have not been paid in an aggregate amount equal to full dividends for six or more quarterly dividend periods, whether or not consecutive (we refer to such occurrence as a “Series E Nonpayment Event”), the authorized number of our directors will automatically be increased by two. The holders of the Series E Preferred Stock will have the right, together with holders of any other series of preferred stock on which similar voting rights have been conferred and are exercisable with respect to the matter (i.e., on which dividends likewise have not been paid) (which we refer to as “Series E Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two directors (which we refer to as “Series E Preferred Stock Directors”) to fill such newly created directorships, but only if the election of any such Series E Preferred Stock Director would not cause us to violate the corporate governance requirements of the NYSE (or any other exchange on which our securities may be listed or traded) that listed or traded companies must have a majority of independent directors. Our board of directors shall at no time include more than two such Series E Preferred Stock Directors, including all directors that the holders of any series of Series E Voting Parity Stock are entitled to elect pursuant to voting rights.
In the event that the holders of Series E Preferred Stock and any Series E Voting Parity Stock shall be entitled to vote for the election of Series E Preferred Stock Directors following a Series E Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Series E Preferred Stock and each series of Series E Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and subsequently at each annual meeting of our stockholders. Any request to call a special meeting for the initial election of Series E Preferred Stock Directors after a Series E Nonpayment Event must be made by written notice, signed by the requisite holders of Series E Preferred Stock and/or Series E Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our charter or bylaws or by applicable law. If our Corporate Secretary fails to call a special meeting for the election of Series E Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series E Preferred Stock may call such a meeting at our expense solely for the election of Series E Preferred Stock Directors. The Series E Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders if such office shall not have been previously terminated as below provided.
Any Series E Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series E Preferred Stock and Series E Voting Parity Stock representing at least a majority of the combined liquidation preference of the Series E Preferred Stock and each series of Series E Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Series E Preferred Stock Directors, a successor will be elected by the then-remaining Series E Preferred Stock Director or, if no Series E Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series E Preferred Stock and Series E Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Series E Preferred Stock Directors will be entitled to one vote per director on any matter that shall come before our board of directors for a vote.
When dividends have been paid in full on the Series E Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Series E Preferred Stock to elect Series E Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Series E Nonpayment Event), and, if and when any rights of the holders of Series E Preferred Stock and Series E Voting Parity Stock to elect Series E Preferred Stock Directors have terminated, the terms of office of all Series E Preferred Stock Directors will immediately terminate, and the number of directors constituting our board of directors will automatically be reduced accordingly.

Other Voting Rights. So long as any shares of the Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series E Preferred Stock, voting separately as a class, shall be required to:

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amend, alter or repeal the provisions of our charter (including the provisions creating the Series E Preferred Stock), or our bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series E Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

•	increases in the amount of the authorized common stock or, except as provided below, preferred stock;

•	increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Series E Preferred Stock; or

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the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Series E Preferred Stock;

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amend or alter our charter to authorize or increase the authorized amount of or issue shares of any class or series of senior stock, or reclassify any of our authorized capital stock into any such shares of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or

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consummate a binding share exchange, a reclassification involving the Series E Preferred Stock or a merger or consolidation of us with or into another entity; provided, however, that the holders of Series E Preferred Stock will have no right to vote under this provision if in each case:

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the Series E Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and

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the Series E Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series E Preferred Stock, taken as a whole.

Except as described above, each holder of Series E Preferred Stock has one vote per share on any matter on which holders of Series E Preferred Stock are entitled to vote. The holders of Series E Preferred Stock have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in our charter, of the Series E Preferred Stock.
As used in this section, “senior stock” means any class or series of stock of Banc of California ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company. As of December 31, 2019, there is no existing senior stock.
The voting provisions described above will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been set aside by us for the benefit of the holders of the Series E Preferred Stock to effect such redemption.
Preemptive and Conversion Rights. The holders of the Series E Preferred Stock do not have any preemptive or conversion rights.
Anti-takeover Effects
The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our charter authorizes the issuance of 450,000,000 shares of common stock and 50,000,000 shares of preferred stock. We can generally issue, without stockholder approval, additional shares of capital stock, up to the amount authorized. The amount of authorized shares may not be changed by the board of directors without a stockholder vote. However, our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. The board of directors also has sole authority to determine the terms of any one or more series of preferred or other stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred or other stock, the board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred or other stock to persons friendly to the incumbent management and directors in order to attempt to block a tender offer, merger or other unsolicited transaction by which a third party seeks control of us.
Voting Limitation. Our charter generally prohibits any stockholder that beneficially owns more than 10% of the outstanding shares of our common stock from voting shares in excess of this limit. This provision would limit the voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.
The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as “control shares”) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which we have done pursuant to our charter. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could seek stockholder approval of an amendment to our charter to eliminate the opt-out provision.
Board of Directors. Our charter provides that, effective as of the 2020 annual meeting of stockholders, all directors will stand for election annually for a term of office of one year. Our bylaws provide that in an uncontested election of directors (one where the number of nominees is less than or equal to the number of open board seats), directors are elected by a majority of the votes cast, and that in a contested election (one where the number of nominees exceeds the number of open board seats), directors are elected by a plurality of the votes cast. Our charter provides that stockholders may not cumulate their votes in the election of directors. Additionally, our charter and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies in the board of directors (including any vacancy caused by a director nominee failing to receive the requisite number of stockholder votes) may be filled by a majority vote of the directors then in office, though less than a quorum The absence of cumulative voting, together with the provision permitting only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors.
The foregoing description of our board of directors does not apply with respect to directors that may be elected by the holders of any class or series of preferred stock.
Special Meetings of Stockholders. Our bylaws provide that subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders may be called by our President, by our Chief Executive Officer or by our board of directors by vote of a majority of the whole board (meaning the total number of directors we would have if there were no vacancies). Our bylaws also provide that a special meeting of stockholders shall be called on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Action by Stockholders Without A Meeting. Our bylaws provide that no action may be taken by stockholders without a meeting without the written consent of every stockholder entitled to vote on the matter.
Business Combinations With Certain Persons. Our charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of Banc of California require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% stockholder of the Company or who is an affiliate of the Company and at any time within the past two years was a 10% or greater stockholder of the Company.
The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) or any affiliate of the interested stockholder for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and (b) two-thirds of the votes entitled to be cast by outstanding shares of voting stock of the corporation, other than shares held by the interested stockholder or any affiliate or associate of the interested stockholder, voting together as a single voting group. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. We have opted-out of the Maryland business combination statute through a provision in our charter. Though not anticipated, we could seek stockholder approval of an amendment to our charter to eliminate the opt-out provision.
Amendment of Bylaws. Our bylaws generally may be amended upon approval by the board of directors or the holders of a majority of the outstanding shares of our Voting Common Stock (after giving effect to the 10% voting limitation described under “—Voting Limitation”). However, an amendment of the provision of the bylaws regarding the right of stockholders to call special meetings would require the vote of two-thirds of the outstanding Voting Common Stock (after giving effect to the 10% voting limitation described under “—Voting Limitation”).
Advance Notice Provisions. Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If, however, the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or nomination must be received by us no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made. The notice must contain certain information specified in our bylaws.